Luby's Reports Second Quarter Fiscal 2011 Results

HOUSTON, March 10, 2011 /PRNewswire/ -- Luby's, Inc. (NYSE: LUB) ("Luby's") today announced its unaudited financial results for the second quarter fiscal 2011, a twelve-week period, which ended on February 9, 2011.

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Second Quarter Review

  Restaurant sales were $71.8 million, an increase of $21.0 million compared to the same quarter last year. During the quarter, same store sales from the 96 Luby's Cafeterias restaurants rose 2.7% compared to the same quarter last year as an increase in customer traffic was partially offset by an approximate 4.9% decline in average customer spending. During the last week of the quarter, Texas locations in particular, were impacted by icy or snowy conditions, resulting in an estimated revenue loss of over $900,000. Excluding the last week of the quarter, same store sales would have increased approximately 4.5%. The company-owned Fuddruckers locations added approximately $19.6 million to restaurant sales and were also impacted by unusual weather in late December, but to a lesser degree than our cafeteria units.

Table 1: Same Store Sales by Quarter
	Q1	Q2	Q3	Q4	YTD
FY2011 Same-Store Sales (96 stores):	5.5%	2.7%			4.1%
FY2010 Same-Store Sales (95 or 96):	(13.3%)*	(12.5%)*	(4.8%)*	(0.5%)*	(7.4%)

* 95 stores in Q1FY2010 and Q2 FY2010; 96 Stores in Q3FY10 and Q4FY2010
Note: Fuddruckers locations will not meet the Company's same store sales definition until after 18 consecutive accounting periods; thus are not included in the results reported above.

Table 2: Restaurant Sales (In thousands)
Restaurant Sales	Q2 2011 12 weeks Ending 2/9/2011	Q2 2010 12 weeks Ending 2/10/2010	Variance	%
Luby's Cafeterias (96 stores)	$ 52,182	$ 50,800	$ 1,382	2.7%
Fuddruckers and Koo Koo Roo (59 stores)	19,575	—	19,575

Restaurant Sales	$ 71,757	$ 50,800	$ 20,957	41.3%

  Revenue from Culinary Contract Services rose 5.7% to $3.1 million in the second quarter fiscal 2011 compared to the same fiscal quarter last year. Culinary Contract Services operated 19 facilities as of February 9, 2011 versus 16 facilities at the end of the second fiscal quarter last year.
  Store level profit, defined as restaurant sales less food costs, payroll and related costs, and other operating expenses, was $8.3 million in the second quarter of fiscal 2011, or 11.6% of restaurant sales, compared to $7.9 million in the second quarter of fiscal 2010, or 15.6% of restaurant sales. Store level profit as a percentage of restaurant sales declined due to rising food costs, higher occupancy expenses, and an uptick in other costs, especially supplies and repairs and maintenance, partially offset by reduced advertising expenses and lower store management costs.  Higher food costs, as a percentage of restaurant sales, negatively impacted store level profitability by approximately $1.5 million in the second quarter of fiscal year 2011 compared to the same quarter of the prior year.
  In the second quarter fiscal 2011, Luby's reported a $211,000 loss from continuing operations, or $0.01 per share, compared to income of $141,000 in the same quarter last year, or $0.00 per share.  Loss from continuing operations included (1) 0.3 million in after-tax expenses associated with professional fees related to the integration of Fuddruckers, and (2) net $23,000 in after-tax, non-cash gains on asset disposals.  Last year's results included (1) $0.7 million after-tax non-cash gains on the sale of an easement, (2) $0.3 million in after-tax expenses related to a pending legal claim, (3) a non-cash charge of $0.3 million related to an increase in the valuation allowance associated with the Company's deferred tax assets, and (4) a $13,000 after-tax reversal of a previous decrease in the fair market value of investments. The table below outlines the special items included in this year's and last year's results.

Table 3: Reconciliation of income (loss) from continuing operations, to income from continuing operations, before special items (1):
	Q2 FY2011		Q2 FY2010
Item	Amount ($000s)	Per Share (2)	Amount ($000s)	Per Share (2)
Income (Loss) from Continuing Operations	$ (211)	$ (0.01)	$ 141	$ 0.00
Asset charges, net	(23)	(0.00)	(666)	(0.02)
Tax valuation allowance increase	—	—	329	0.01
Decrease in fair market value of Investments	—	—	(13)	(0.00)
Prior year pending legal claim expenses	—	—	265	0.01
Fuddruckers legal and professional fees	261	0.01
Income from Continuing Operations, before special items	$ 27	0.00	$ 56	$ 0.00

(1)

The Company uses income from continuing operations, before special items, which is a non-GAAP financial measure. The Company believes excluding special items from its financial results provides investors with a clearer perspective of the Company's ongoing operating performance and a more relevant comparison to prior periods.  This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. The Company has reconciled income (loss) from continuing operations, before special items, to income (loss) from continuing operations, the nearest GAAP measure in context.

(2)	Amounts are per diluted share after tax

Chris Pappas, President and CEO, remarked, "Our sales demonstrated solid gains as our guests responded favorably to our $4.99 All You Can Eat Breakfast on the weekends, our Kids Meals priced at $2.99 and our local restaurant marketing efforts. We also received a strong response to opening seventy of our Luby's Cafeterias locations on Christmas, up from fifteen last year, serving made-from-scratch holiday meals. During the last week of the quarter, our major Texas markets were impacted by a period of snow or ice for several days resulting in a number of our locations closing or operating a limited amount of hours. We estimate that these closures cost us approximately $900,000 in revenue.

"On March 7th, we began serving patients at the West Houston Campus of Texas Children's Hospital. We have been operating a retail food court at this location since early February 2011 and are pleased to be partnering with this new, premier facility which is the largest suburban Children's Hospital in the United States. As always, we remain focused on expanding our Luby's Culinary Contract Services brand, and we will continue to compete for contract opportunities primarily in our core Texas market.

"We continue to see strong opportunities for our Fuddruckers restaurants. Since closing the acquisition in July 2010, we have concentrated on enhancing the operating systems, developing prototypes for expansion, testing menu options, and strengthening the brand. Our dedicated team has worked diligently to raise service levels and provide our guests with high quality food at value prices. As the new franchisor for the Fuddruckers system, we continue to develop our relationship with our franchisee partners.  This is an on-going process that we and our franchisees, through open and candid communication, are pursuing as we jointly explore opportunities for growth."

In concluding his remarks, Pappas said, "During the second quarter of fiscal year 2011 we sold four of our closed properties, generating $5.8 million in net proceeds, resulting in a $1.9 million gain. This allowed us to further reduce our debt by $3.5 million in the second quarter giving us a quarter-end debt level of $36.0 million, down from the $51.3 million we borrowed to complete the acquisition of Fuddruckers. We ended the fiscal second quarter with shareholders' equity of $160.2 million, cash of $1.0 million and $13.2 million in availability under our credit facility."

Operating Expense Review

Food costs rose approximately $7.5 million in the second quarter fiscal 2011 compared to the same fiscal quarter last year, primarily due to the sales volume from the newly-acquired Fuddruckers system. Food costs as a percentage of restaurant sales rose to 29.8% in the second quarter fiscal 2011 from 27.4% in the comparable quarter last year due to higher food commodity costs and lower menu prices, as well as the impact of limited time offers, including holiday promotions, at the Luby's Cafeteria restaurants. Approximately half of the increase in food costs as a percentage of sales can be attributed to higher commodity prices.

Payroll and related costs in the second quarter fiscal 2011 rose $7.1 million, to $25.2 million, compared to last year's fiscal second quarter results. As a percentage of restaurant sales, payroll and related costs declined to 35.1% in the second quarter fiscal 2011 from 35.6% in the same quarter last year, primarily due to the inclusion of the Fuddruckers system's labor costs, which are lower as a percentage of restaurant sales, compared to Luby's cafeterias, as well as our ability to leverage our restaurant management expenses, partially offset by an increase in Luby's cafeterias crew labor expenses due to increases in customer count and in the number of locations serving breakfast.

Other operating expenses include restaurant-related expenses for utilities, repairs and maintenance, advertising, insurance, supplies, services, and occupancy costs. Other operating expenses rose approximately $6.0 million, to $16.8 million, compared to the same quarter last year, due to the Fuddruckers acquisition.  As a percentage of restaurant sales, other operating expenses rose to 23.5% compared to 21.3% in the same quarter last year, primarily due to higher occupancy costs associated with the leased Fuddruckers locations and increased supply costs. We also incurred additional expenses from deferred repairs and maintenance at our Fuddruckers units as well as increases in our Luby's Cafeteria units. The increases in the above outlined expenses were partially offset by lower utility costs and advertising expenses.

Depreciation and amortization expense rose approximately $0.5 million in the second quarter fiscal 2011 compared to the same quarter last year, due to the addition of the Fuddruckers assets acquired in July 2010.

General and administrative expenses include corporate salaries and benefits-related costs, including restaurant area leaders, share-based compensation, professional fees, travel and recruiting expenses and other office expenses.  General and administrative expenses rose by approximately $1.5 million in the second quarter of fiscal 2011 compared to the same quarter last year primarily, due to additional overhead associated with Fuddruckers. As a percentage of total revenues, general and administrative expenses declined to 8.5% in the second quarter of fiscal 2011, compared to 9.3% last year. Included in the expenses for the second quarter of fiscal year 2011 are approximately $0.4 million in professional fees and expenses related to the integration of Fuddruckers.

Fiscal Year-to-Date Review

  Restaurant sales increased $42.2 million to $142.0 million during the first two fiscal quarters of 2011, including $38.7 million in sales from our Fuddruckers restaurants. Luby's Cafeteria restaurants sales rose 3.5%, or $3.5 million.
  Luby's Culinary Contract Services division generated $6.5 million in sales this fiscal year-to-date compared to $6.3 million during the same period of fiscal 2010, a 3.3% increase.
  Loss from continuing operations was $2.3 million in the first two quarters of fiscal 2011, compared to a loss of $2.9 million in the same period of fiscal 2010.
  Store level profit rose to $14.5 million during the first two quarters of fiscal 2011, up from $12.9 million in fiscal 2010. As a percentage of restaurant sales store level profit declined to 10.2% in fiscal 2011 year-to-date, compared to 12.9% in the first two quarters of fiscal 2010.

Table 4: Reconciliation of income (loss) from continuing operations, before special items (1)
FY 2011 Year-to-date and FY 2010 Year-to-date
Item	FY2011 2Q Year to Date		FY2010 2Q Year to Date
	Amount ($000s)	Per Share(2)	Amount ($000s)	Per Share(2)
Loss from Continuing Operations	$ (2,312)	$ (0.08)	$ (2,934)	$ (0.11)
Asset charges, net	(18)	(0.00)	(457)	(0.02)
Tax valuation allowance increase/(decrease)	—	—	398	0.01
(Gain) / decrease in fair market value of Investments	—	—	289	0.01
Prior year pending legal claim expenses	—	—	420	0.02
Fuddruckers legal and professional fees	567	0.02
Loss from Continuing Operations, before special items	$ (1,763)	$ (0.06)	$ (2,284)	$ (0.08)

(1)

The Company uses income from continuing operations, before special items, which is a non-GAAP financial measure. The Company believes excluding special items from its financial results provides investors with a clearer perspective of the Company's ongoing operating performance and a more relevant comparison to prior periods.  This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. The Company has reconciled income (loss) from continuing operations, before special items, to income (loss) from continuing operations, the nearest GAAP measure in context.

(2)	Amounts are per diluted share after tax

Outlook

Although we believe the economy is showing signs of improvement, we remain cautious as do our customers. We believe we are positioned for growth, but also expect that growth may come in starts and stops as the macro-economy works its way through near-term challenges.  Food commodity cost increases will continue to negatively impact our margin, absent significant increases in guest counts and favorable menu mix tilted toward higher margin offerings.  On February 11, 2011, we modestly increased selected menu item prices at our cafeteria units.  This increase is consistent with pricing actions we observe from competitors and is expected to incrementally improve margins.  We are keenly aware of our position as offering great value at prices at or below that of casual dining competitors and desire to maintain that value orientation as a competitive advantage.  As we have stated before, the Company's Fiscal Year 2011 profitability is contingent on same store sales growth as well as effective management of our expenses.   Fuddruckers is expected to be accretive to Luby's overall profitability.

Conference Call

The Company will host a conference call tomorrow, March 11, 2011, at 10:00 a.m., Central Time, to discuss further its 2011 fiscal second quarter results. To access the call live, dial (480) 629-9723 and ask for the Luby's conference call at least 10 minutes prior to the start time, or listen live over the Internet by visiting the events page in the investor relations section of www.lubys.com.  For those who cannot listen to the live call, a telephonic replay will be available through March 18, 2011 and may be accessed by calling (303) 590-3030 and using the pass code 4415391#. Also, an archive of the webcast will be available after the call for a period of 90 days on the "Investors" section of the Company's website.

About Luby's

Luby's, Inc. operates restaurants under the brands Luby's Cafeterias, Fuddruckers and Koo Koo Roo.  Its 96 Luby's Cafeterias restaurants are located throughout Texas and other states.  Its Fuddruckers restaurants include 56 company-operated locations and 129 franchises across the United States (including Puerto Rico) and Canada.  Its Koo Koo Roo restaurants include three locations in southern California. Luby's Culinary Services provides food service management to 19 sites consisting of healthcare, higher education and corporate dining locations.

This press release contains statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements contained in this press release, other than statements of historical fact, are "forward-looking statements" for purposes of these provisions, including the statements under the caption "Outlook" and any other statements regarding scheduled closures of units, sales of assets, expected proceeds from the sale of assets, expected levels of capital expenditures, effects of food commodity costs, the expected financial impact of Fuddruckers restaurants, anticipated financial results in future periods and expectations of industry conditions.

The Company cautions readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time-to-time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of the Company.  The following factors, as well as any other cautionary language included in this press release, provide examples of risks, uncertainties and events that may cause the Company's actual results to differ materially from the expectations the Company describes in its "forward-looking statements": general business and economic conditions; the impact of competition; our operating initiatives; fluctuations in the costs of commodities, including beef, poultry, seafood, dairy, cheese and produce; increases in utility costs, including the costs of natural gas and other energy supplies; changes in the availability and cost of labor; the seasonality of the Company's business; changes in governmental regulations, including changes in minimum wages; the effects of inflation; the availability of credit; unfavorable publicity relating to operations, including publicity concerning food quality, illness or other health concerns or labor relations; the continued service of key management personnel; and other risks and uncertainties disclosed in the Company's annual reports on Form 10-K and quarterly reports on Form 10-Q.

For additional information contact:

DRG&L / 713-529-6600
Ken Dennard / Sheila Stuewe
Investor Relations

Luby's, Inc. Consolidated Statements of Operations (unaudited) (In thousands except per share data)

	Quarter Ended		Two Quarters Ended
	February 9, 2011	February 10, 2010	February 9, 2011	February 10, 2010
	(12 weeks)	(12 weeks)	(24 weeks)	(24 weeks)
SALES:
Restaurant sales	$ 71,757	$ 50,800	$ 142,047	$ 99,828
Culinary contract services	3,127	2,959	6,459	6,251
Franchise revenue	1,520	—	3,021	—
Vending revenue	132	—	285	—

TOTAL SALES	76,536	53,759	151,812	106,079
COSTS AND EXPENSES:
Cost of food	21,399	13,928	42,259	27,113
Payroll and related costs	25,190	18,108	50,234	36,877
Other operating expenses	16,843	10,834	35,040	22,950
Opening costs	38	121	144	152
Cost of culinary contract services	2,879	2,788	5,864	5,716
Depreciation and amortization	3,983	3,487	8,180	7,041
General and administrative expenses	6,491	5,003	13,004	10,485
Provision for asset impairments, net	—	32	—	32
Net gain on disposition of property and equipment	(35)	(1,041)	(28)	(724)

Total costs and expenses	76,788	53,260	154,697	109,642

INCOME (LOSS) FROM OPERATIONS	(252)	499	(2,885)	(3,563)
Interest income	1	7	4	16
Interest expense	(553)	(44)	(1,171)	(172)
Impairment charge for decrease in fair value of investments	—	20	—	(438)
Other income, net	318	215	559	412

Income (loss) before income taxes and discontinued operations	(486)	697	(3,493)	(3,745)
Provision (benefit) for income taxes	(275)	556	(1,181)	(811)

Income (loss) from continuing operations	(211)	141	(2,312)	(2,934)
Income (loss) from discontinued operations, net of income taxes	928	(563)	741	(1,205)

NET INCOME (LOSS)	$ 717	$ (422)	$ (1,571)	$ (4,139)

Loss per share from continuing operations:
Basic	$ (0.01)	$ —	$ (0.08)	$ (0.11)
Assuming dilution	(0.01)	—	(0.08)	(0.11)

Income (loss) per share from discontinued operations:
Basic	$ 0.03	$ (0.02)	$ 0.02	$ (0.04)
Assuming dilution	0.03	(0.02)	0.02	(0.04)

Net income (loss) per share:
Basic	$ 0.02	$ (0.02)	$ (0.06)	$ (0.15)
Assuming dilution	0.02	(0.02)	(0.06)	(0.15)

Weighted average shares outstanding:
Basic	28,172	28,121	28,168	28,117
Assuming dilution	28,172	28,127	28,168	28,117

The following table contains information derived from the Company's Consolidated Statements of Operations expressed as a percentage of sales.  Percentages may not add due to rounding.

	Quarter Ended		Two Quarters Ended
	February 9,	February 10,	February 9,	February 10,
	2011	2010	2011	2010
	(12 weeks)	(12 weeks)	(24 weeks)	(24 weeks)

Restaurant sales	93.8%	94.5%	93.5%	94.1%
Culinary contract services	4.0%	5.5%	4.3%	5.9%
Franchise revenue	2.0%	—%	2.0%	—%
Vending revenue	0.2%	—%	0.2%	—%
TOTAL SALES	100%	100%	100%	100%

COSTS AND EXPENSES:
(As a percentage of restaurant sales)
Cost of food	29.8%	27.4%	29.7%	27.2%
Payroll and related costs	35.1%	35.6%	35.4%	36.9%
Other operating expenses	23.5%	21.3%	24.7%	23.0%
Store level profit	11.6%	15.6%	10.2%	12.9%

(As a percentage of total sales)
General and administrative expenses	8.5%	9.3%	8.6%	9.9%
INCOME (LOSS) FROM OPERATIONS	(0.3)%	0.9%	(1.9)%	(3.4)%

Luby's, Inc. Consolidated Balance Sheets (In thousands, except share data)

	February 9, 2011	August 25, 2010
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$ 977	$ 2,300
Trade accounts and other receivables, net	2,506	2,213
Food and supply inventories	3,647	3,097
Prepaid expenses	1,413	1,041
Assets related to discontinued operations	202	78
Deferred income taxes	789	431

Total current assets	9,534	9,160
Property held for sale	1,077	1,828
Assets related to discontinued operations	13,041	18,419
Property and equipment, net	167,437	172,040
Intangible assets, net	28,646	29,292
Goodwill	195	195
Deferred incomes taxes	10,877	9,672
Other assets	1,650	1,737

Total assets	$ 232,457	$ 242,343

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$ 11,974	$ 12,514
Liabilities related to discontinued operations	297	924
Credit facility debt	36,000	—
Accrued expenses and other liabilities	17,443	19,007

Total current liabilities	65,714	32,445
Credit facility debt	—	41,500
Liabilities related to discontinued operations	815	940
Other liabilities	5,778	6,097

Total liabilities	72,307	80,982

Commitments and Contingencies
SHAREHOLDERS' EQUITY
Common stock, $0.32 par value; 100,000,000 shares authorized; shares issued were 28,611,146 and 28,564,024, respectively; shares outstanding were 28,111,146 and 28,064,024, respectively	9,156	9,140
Paid-in capital	23,433	23,089
Retained earnings	132,336	133,907
Less cost of treasury stock, 500,000 shares	(4,775)	(4,775)

Total shareholders' equity	160,150	161,361

Total liabilities and shareholders' equity	$ 232,457	$ 242,343

Statements of Cash Flows (unaudited) (In thousands)
	Two Quarters ended
	February 9, 2011	February 10, 2010
	(24 weeks)	(24 weeks)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (1,571)	$ (4,139)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Provision for asset impairments, net of gains and losses on property sales	(1,705)	(2,267)
Depreciation and amortization	8,182	7,288
Impairment charge for decrease in fair value of investments, net of gains	—	438
Amortization of debt issuance cost	417	85
Non-cash compensation expense	129	126
Share-based compensation expense	202	466
Tax benefit on stock options	(2)	—
Deferred tax benefit	(1,195)	(1,626)

Cash provided by operating activities before changes in operating assets and liabilities	4,457	371
Changes in operating assets and liabilities:
Increase in trade accounts and other receivables, net	(293)	(478)
Decrease (increase) in food and supply inventories	(551)	302
Decrease (increase) in prepaid expenses and other assets	(521)	419
Decrease in accounts payable, accrued expenses and other liabilities	(3,010)	(6,277)

Net cash provided by (used in) operating activities	82	(5,663)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from redemption or maturity of investments	—	1,414
Proceeds from disposal of assets and property held for sale	7,541	5,768
Acquisition of Fuddruckers assets	(265)	—
Purchases of property and equipment	(2,985)	(1,542)

Net cash provided by investing activities	4,291	5,640

CASH FLOWS FROM FINANCING ACTIVITIES:
Credit facility borrowings	88,100	20,100
Credit facility repayments	(93,600)	(20,100)
Debt issuance costs	(225)	(105)
Tax benefit on stock options expense	2	—
Proceeds received on the exercise of stock options	27	—

Net cash used in financing activities	(5,696)	(105)

Net decrease in cash and cash equivalents	(1,323)	(128)
Cash and cash equivalents at beginning of period	2,300	882

Cash and cash equivalents at end of period	$ 977	$ 754

Cash paid for:
Income taxes	$ —	$ —
Interest	876	68

CONTACT:  Investor Relations, Ken Dennard or Sheila Stuewe, both of DRG&L, +1-713-529-6600, for Luby's, Inc.